(d)(4)(vii)

May 1, 2015

Voya Variable Portfolios, Inc.

7337 E. Doubletree Ranch Rd.

Suite 100

Scottsdale, AZ 85258

Ladies and Gentlemen:

By this letter dated May 1, 2015, we have agreed to waive a portion of the management fee payable to us under the Investment Management Agreement, dated November 18, 2014, as amended and restated on May 1, 2015, between Voya Investments, LLC and Voya Variable Portfolios, Inc. (the “Agreement”), with respect to Voya Index Plus LargeCap Portfolio, Voya Index Plus MidCap Portfolio, Voya Index Plus SmallCap Portfolio, and Voya Small Company Portfolio (collectively, the “Portfolios”), each a series of Voya Variable Portfolios, Inc. By this letter, we agree to waive that fee for the period from May 1, 2015 through January 1, 2017.

We will waive 0.045% on the first $5 billion of assets and 0.070% on assets in excess of $5 billion of the management fee payable to us for the Portfolios, as reflected in the schedule set forth below.

Series	Management Fee Waiver (as a percentage of average daily net assets)

Voya Index Plus Large Cap Portfolio	0.045% on first $5 billion; 0.070% on assets in excess of $5 billion

Voya Index Plus MidCap Portfolio	0.045% on first $5 billion; 0.070% on assets in excess of $5 billion

Voya Index Plus SmallCap Portfolio	0.045% on first $5 billion; 0.070% on assets in excess of $5 billion

Voya Small Company Portfolio	0.045% on first $5 billion; 0.070% on assets in excess of $5 billion

Voya Investments, LLC acknowledges that any fees waived during the term of this Agreement shall not be eligible for recoupment at any time in the future.

Notwithstanding the foregoing, termination or modification of this letter requires approval by the Board of Directors of Voya Variable Portfolios, Inc.

[Remainder of this page intentionally left blank]

May 1, 2015

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Very sincerely,

By:	/s/ Todd Modic
Todd Modic
Senior Vice President
Voya Investments, LLC

Agreed and Accepted:
Voya Variable Portfolios, Inc.
(on behalf of the Portfolios)

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President